Exhibit 5.1

March 7, 2013

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan

Ladies and Gentlemen:

I am the Chief Legal Officer of Credit Acceptance Corporation, a Michigan corporation (the "Company"), and have acted in such capacity in connection with the registration of 322,262 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Credit Acceptance Corporation Amended and Restated Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (i) the registration statement on Form S-8 of the Company relating to the Plan as filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2013 (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) the Articles of Incorporation of the Company, as amended; (iv) the Amended and Restated By-laws of the Company, as amended; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan.  I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Opinion

                The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)           I have assumed that prior to the issuance of any Shares, the Company and the recipient of an award under the Plan will have duly entered into an applicable award agreement, and the issuance of any such shares will be in accordance with the terms of the Plan; and

(b)           I have also assumed that prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company authorizing the issuance of such shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in an award agreement).

I am admitted to practice law in the State of Michigan, and I express no opinion as to the laws of any other jurisdiction other than the Michigan Business Corporation Act.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when awarded by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company and issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ CHARLES A. PEARCE
Charles A. Pearce
Chief Legal Officer

25505 West Twelve Mile Road
Suite 3000
Southfield, Michigan 48034
www.creditacceptance.com
cap@creditacceptance.com
248-353-2700 ext. 4478
(248) 353-1915 Fax